Exhibit 99.1

GLOBAL CONSUMER ACQUISITION CORP.’S COMPLIANCE PLAN
ACCEPTED BY NEW YORK STOCK EXCHANGE

New York, New York- May 13, 2009 — Global Consumer Acquisition Corp. (NYSE Amex LLC: GHC, GHC.U, GHC.WS) (the “Company”) announced today that the NYSE Amex LLC (the “Exchange”) has accepted the Company’s proposed plan of compliance for continued listing on the Exchange (the “Compliance Plan”).

As previously announced on February 20, 2009, the Company was notified by the Exchange that it had failed to comply with the annual stockholder meeting requirements of Section 704 of the NYSE Amex Company Guide. The Company was afforded the opportunity to submit a plan of compliance to the Exchange and on March 3, 2009 presented its Compliance Plan to the Exchange.

On May 11, 2009 the Exchange notified the Company that it accepted the Company’s Compliance Plan and granted the Company an extension until August 11, 2009 (the “Plan Period”) to regain compliance with the continued listing standards. The Company filed its proxy statement in connection with its Annual Meeting of Stockholders on April 28, 2009 and has scheduled its Annual Meeting of Stockholders for May 28, 2009. The Company expects to regain compliance within the Plan Period.

The Company will be subject to periodic review by Exchange staff during the Plan Period. Failure to make progress consistent with the Compliance Plan or to regain compliance with the continued listing standards by the end of the Plan Period could result in the Company being delisted from the Exchange.

About Global Consumer Acquisition Corp.

Global Consumer Acquisition Corp. is a blank check company organized for the purpose of effecting a merger, capital stock exchange, asset or stock acquisition, exchangeable share transaction, joint venture or other similar business combination with one or more domestic or international operating businesses.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the federal securities laws. These forward-looking statements inherently involve risks and uncertainties that are detailed in the Company’s prospectus and other filings with the Securities and Exchange Commission and, therefore, actual results could differ materially from those projected in the forward-looking statements. The Company assumes no obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact:

Andrew Nelson
Chief Financial Officer
Global Consumer Acquisition Corp.
(212) 445-7800